UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2022

ARTERIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40960	27-0117058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

595 Millich Dr. Suite 200

Campbell, CA 95008

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 470-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	AIP	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On February 21, 2022, Arteris IP (Hong Kong) Ltd. (“AHK”), a wholly-owned subsidiary of Arteris, Inc. (“Arteris” or the “Company”), entered into a Share Purchase and Shareholders Agreement (the “SPA”) by and among AHK, Arteris Semiconductor Technology (Nanjing) Co., Ltd., a wholly-owned subsidiary of Arteris (“Arteris Nanjing”), TransChip Technology (Nanjing) Co., Ltd., a wholly-owned subsidiary of Arteris Nanjing (“Transchip”), SME Development (Shaoxing) Venture Fund, LLP, a limited partnership organized in China (“SME”), Jiaxing Luojia Chuangzhi Investment Partnership Enterprise (Limited Partnership), a limited partnership organized in China (“Luojia”), Gongqing City Guinie Zhuyu No. 3 Investment Partnership (Limited Partnership), a limited partnership organized in China (“Guinie”, together with SME and Luojia, the “Investors”), and Ningbo Transchip Information Consulting Partnership (Limited Partnership) (“Management Co”), pursuant to which, and on the terms and subject to the conditions thereof, AHK, the Investors and Management Co will subscribe for the increased registered capital of Transchip in the aggregate amount of RMB196,500,000. In particular, pursuant to the SPA and the agreements contemplated therein, the contributions and resulting approximate registered capital holding percentages summarized below are as follows:

i.

The registered capital of Transchip will be increased from RMB200,000 to RMB196,500,000 (the “Capital Increase”), and the increased portion of the registered capital will be subscribed by AHK, the Investors and Management Co as follows: (a) (i) RMB 77,330,000 will be subscribed by AHK and be contributed in-kind by way of a technology license by AHK pursuant to the Technology License Agreement (as defined below), (ii) RMB1,700,000 will be subscribed by AHK and contributed in cash, and (iii) initial registered capital in the amount of RMB200,000 in Transchip will be transferred by Arteris Nanjing to AHK, following which AHK’s aggregate capital contribution to Transchip will represent 40.321% of the registered capital of Transchip; (b) SME will contribute RMB 30,000,000 in cash, representing 15.267% of the registered capital of Transchip; (c) Luojia will contribute RMB 20,000,000 in cash, representing 10.178% of the registered capital of Transchip; (d) Guinie will contribute RMB26,500,000 in cash, representing 13.486% of the registered capital of Transchip; and (e) Management Co will subscribe for 20.748% of the registered capital of Transchip for RMB 40,770,000, which will be reserved for Transchip’s employee option plan.

ii.

Pursuant to a technology license agreement (the “Technology License Agreement”), AHK will license to Transchip certain uses of specific licensed products enabling Transchip to conduct its SoC chip platform and automotive system-level IP business in automotive application(s), including, among others, a 5-year design term for FlexNoC v.4.x, FlexWay v.4.x, CodaCache 1.x, Ncore v.3.x and Resilience and AI package (without standalone licensing nor sublicensing rights) by AHK to Transchip; upon expiry of the term, the parties may discuss a possible new license for a new 5-year design term.

Following the consummation of the foregoing transactions, and subject to closing terms and conditions in the SPA, it is currently anticipated that AHK will hold a 40.321% equity interest in Transchip and that Transchip will receive aggregate cash proceeds from the Investors of RMB76,500,000 (or approximately $12 million at current RMB-USD exchange rates), indicative of a post-money valuation of RMB 196,500,000 (or approximately $35.6 million at current RMB-USD exchange rates). Arteris expects Transchip to use the proceeds from the Capital Increase for development of products using the licensed technologies from AHK.

According to the SPA which also provides on shareholder rights, governance and management of Transchip, AHK will be entitled to nominate one individual on Transchip’s three-person board of directors. It is currently contemplated that the board of directors of Transchip will initially be comprised of an individual nominated by SME, an individual nominated by AHK, and an individual nominated by Management Co.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTERIS, INC.

Date: February 22, 2022	By:	/s/ Nicholas B. Hawkins
Nicholas B. Hawkins Vice President and Chief Financial Officer